UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2009
NUVEEN INVESTMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

333 West Wacker Drive, Chicago, Illinois	60606

(Address of principal executive offices)	(Zip Code)
(312) 917-7700

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.02 Results of Operations and Financial Condition.
The information in Item 2.02 of this Report and the Exhibit attached hereto shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. Unless otherwise indicated, the terms “we,” “us,” “our” and “Nuveen Investments” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries.
While Nuveen Investments is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we are required to file, pursuant to the terms of our outstanding 10.5% Senior Notes due 2015, a copy of substantially the same quarterly financial information that would be required to be contained in a filing by us with the Securities and Exchange Commission on Form 10-Q, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In order to satisfy our contractual obligations under the notes, we are publishing our unaudited consolidated balance sheets as of June 30, 2009 and December 31, 2008, unaudited consolidated statements of income for the three-month and six-month periods ended June 30, 2009 and 2008, unaudited consolidated statement of changes in shareholders’ equity for the six month period ended June 30, 2009 and unaudited consolidated statements of cash flows for the six-month periods ended June 30, 2009 and 2008 (the “Consolidated Financial Statements”) via this Report on Form 8-K. The Consolidated Financial Statements and notes thereto are attached hereto as Exhibit 99.1.
In addition, set forth below is our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three-month and six-month periods ended June 30, 2009 and 2008, which should be read in conjunction with the Consolidated Financial Statements and related notes, as well as a discussion of Quantitative and Qualitative Disclosures About Market Risks.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements filed with this Form 8-K at Exhibit 99.1, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. See “Forward-Looking Information and Risks” below. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risk and uncertainties described in “Forward-Looking Information and Risks” below.
Description of the Business
The principal businesses of Nuveen Investments are investment management and related research, as well as the development, marketing and distribution of investment products and services for the high-net-worth and institutional market segments. We distribute our investment products and services, which include managed accounts, closed-end exchange-traded funds (“closed-end funds”), and open-end mutual funds (“open-end funds” or “mutual funds”) primarily to high-net-worth and institutional investors through intermediary firms, including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.
We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.
In addition to investment advisory fees, we have two other main sources of operating revenue: performance fees and distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and private funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Generally, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our closed-end funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund. Also included in distribution and underwriting revenue is revenue relating to our MuniPreferred® and FundPreferred®. These are types of auction rate preferred stock (“ARPS”) issued by our closed-end funds, shares of which have historically been bought and sold through a secondary market auction process. A participation fee has been paid by the fund to the auction participants based on shares traded. Access to the auction must be made through a participating broker. We have offered non-participating brokers access to the auctions, for which we earned a portion of the participation fee. Beginning in mid-February 2008, the auctions for our ARPS, for the ARPS issued by other closed-end funds and other auction rate securities began to fail on a widespread basis and have continued to fail. As we have described in several public announcements, we and the Nuveen closed-end funds have been working on various forms of debt and equity financing to redeem all of the approximately $15.4 billion of ARPS issued by our closed-end funds. As of June 30, 2009, the Nuveen funds have completed the redemption of approximately $5.8 billion of ARPS and we and the Nuveen funds continue to work on alternatives to address the remaining outstanding ARPS of these funds. However, turmoil in the credit markets beginning in September 2008 has severely hampered our efforts to redeem ARPS. If the Nuveen funds are unable to obtain debt or equity financing sufficient to redeem the remaining outstanding ARPS of the Nuveen funds, we do not expect this failure to have a direct adverse impact on the financial position, operating results or liquidity of Nuveen Investments since ARPS are obligations of the Nuveen funds and Nuveen Investments is not contractually obligated to redeem, or provide liquidity to redeem, ARPS. However, Nuveen Investments and the Nuveen funds believe that it is in the best interests of the holders of ARPS and the common shareholders of the Nuveen funds to refinance the ARPS issued by the Nuveen funds as soon as possible. The redemption of ARPS and certain related financings may result in lower advisory fees. We also expect distribution and underwriting revenue relating to ARPS to continue to decrease.
Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.
Acquisition of the Company
On June 19, 2007, Nuveen Investments, Inc. (the “Predecessor”) entered into an agreement (the “merger agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the merger agreement. The transaction closed on November 13, 2007 (the “effective date”).

On the effective date, Windy City Investments Holdings, L.L.C. (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors and certain of our employees, including senior management. Windy City Investments, Inc. (“Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, the Merger Sub merged with and into Nuveen Investments, which was the surviving corporation (the “Successor”) and assumed the obligations of the Merger Sub by operation of law. The merger agreement and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions” or “MDP Transactions”:
•	the purchase by the equity investors of common units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interests in Nuveen Investments;

•
the entering into by the Merger Sub of a new senior secured credit facility comprised of (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250 million revolving credit facility with a term of six years, which are discussed in “Capital Resources, Liquidity and Financial Condition,” below;

•	the offering by the Merger Sub of $785 million of senior notes due in 2015, which are discussed in “Capital Resources, Liquidity and Financial Condition,” below;

•	the merger of the Merger Sub with and into Nuveen Investments, with Nuveen Investments as the surviving corporation, and the payment of the related merger consideration; and

•	the payment of approximately $177 million of fees and expenses related to the Transactions, including approximately $53 million of fees expensed.
Immediately following the merger, Nuveen Investments became a wholly owned direct subsidiary of Parent and a wholly owned indirect subsidiary of Holdings.
The purchase price of the Company has been allocated to the assets and liabilities acquired based on their estimated fair market values at the date of acquisition.
Unless the context requires otherwise, “Nuveen Investments,” “we,” “us,” “our” or the “Company” refers to the Successor and its subsidiaries, and for periods prior to November 13, 2007, the Predecessor and its subsidiaries.
The acquisition of Nuveen Investments was accounted for as a business combination using the purchase method of accounting, whereby the purchase price (including liabilities assumed) was allocated to the assets acquired based on their estimated fair market values at the date of acquisition and the excess of the total purchase price over the fair value of the Company’s net assets was allocated to goodwill. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day the acquisition was completed. As a result, the purchase price and related costs were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of external valuation specialists engaged to perform valuations of certain of the tangible and intangible assets.
As a result of the consummation of the Transactions and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for periods after November 13, 2007 are presented on a different basis than that for periods prior to November 13, 2007 and therefore are not comparable to prior periods.

Recent Events
Acquisition of Winslow Capital Management
On December 26, 2008, we acquired Winslow Capital Management (“Winslow Capital”). Winslow Capital specializes in large cap growth investment strategies for institutions and high net worth investors and had approximately $4.5 billion in assets under management at the time of the acquisition. The results of Winslow Capital’s operations are included in our consolidated statement of income since the acquisition date. The aggregate purchase price was $77 million (net of cash acquired) plus certain contingent payments which may become due at the end of 2011 and 2013.
Summary of Operating Results
The table presented below highlights the results of our operations for the three-month and six-month periods ended June 30, 2009 and 2008:
Financial Results Summary
Company Operating Statistics
(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% change	2009	2008	% change
Gross sales of investment products	$6,437	$5,321	21	$11,974	$9,575	25
Net flows of investment products	801	(919)	187	(1,010)	(3,960)	74
Assets under management (1)	127,815	151,833	(16)	127,815	151,833	(16)
Operating revenues	148.9	191.2	(22)	296.1	388.0	(24)
Operating expenses	104.2	135.0	(23)	222.0	260.0	(15)
Other income/(expense)	59.5	52.7	13	74.1	(23.4)	++
Net interest expense	61.1	68.7	(11)	125.3	137.0	(9)
Income tax (benefit)/expense	(0.5)	15.2	++	(15.0)	(4.1)	++
Noncontrolling interest net income/(loss)	64.7	1.6	++	83.9	(22.0)	++
Net income/(loss) attributable to Nuveen	(21.0)	23.3	(190)	(46.1)	(6.2)	644

(1) At period end.
Results of Operations
The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the Consolidated Financial Statements and related notes.

Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and closed-end fund shares) for the three-month and six-month periods ended June 30, 2009 and 2008 are shown below:

Gross Investment Product Sales
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Closed-End Funds	$141	$—	$307	$2
Mutual Funds	1,990	1,839	3,328	3,194
Retail Managed Accounts	2,584	2,119	4,854	3,820
Institutional Managed Accounts	1,722	1,363	3,485	2,559

Total	$6,437	$5,321	$11,974	$9,575

Second quarter gross sales were up $1.1 billion or 21% versus sales in the second quarter of the prior year. In April 2009, we completed the initial public offerings of four state municipal closed-end funds (Pennsylvania Value, New York Value 2, New Jersey Value and California Value 2), raising nearly $150 million in the common share offerings. Mutual fund sales were up $0.2 billion or 8% versus sales in the same quarter of the prior year. This increase was driven by an 88% increase in international value mutual funds, partially offset by a decline in sales of municipal and fixed income funds. Retail managed account sales increased $0.5 billion or 22% for the period, driven by a 21% increase in municipal account sales, a 24% increase in international value account sales and a 25% increase in domestic value account sales. Institutional managed account sales were up $0.4 billion, or 26% versus sales in the second quarter of the prior year, primarily due to the acquisition of Winslow Capital, which drove a $0.6 billion increase in sales for the quarter. Partially offsetting this increase were declines in domestic value account alternative investment account sales.
Similar to the second quarter, gross sales were up significantly year-to-date versus sales in the same period of the prior year. Year-to-date sales were up $2.4 billion or 25% driven by increases across all product lines. Closed-end funds increased $0.3 billion due to the initial public offerings of Nuveen Municipal Value 2 (NUW) and the four state municipal funds, compared with no initial public offerings in 2008. Mutual fund sales year-to-date increased 4%, driven by a 57% increase in international value mutual funds, partially offset by lower municipal and domestic value fund sales. Retail managed account year-to-date sales were up $1.0 billion or 27%, driven by increases in municipal account sales, international value account sales and taxable fixed income account sales. Institutional managed account sales were up $0.9 billion, or 36% versus prior year, driven by the acquisition of Winslow Capital, which drove a $1.4 billion increase in sales year-to-date. Partially offsetting this increase was a decline in domestic value account and alternative investment account sales.

Net flows of investment products for the three-month and six-month periods ended June 30, 2009 and 2008 are shown below:

Net Flows
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Closed-End Funds	$77	$48	$(555)	$52
Mutual Funds	1,057	744	1,361	806
Retail Managed Accounts	(44)	(1,823)	(1,815)	(4,346)
Institutional Managed Accounts	(289)	112	(1)	(472)

Total	$801	$(919)	$(1,010)	$(3,960)

After several quarters of net outflows, we finished the second quarter with net inflows versus net outflows in the same quarter of the prior year. Mutual fund net inflows were up $0.3 billion or 42% for the period, driven by higher sales in international value funds and a reduction in redemptions on domestic value funds. Retail managed account flows were flat for the quarter, but improved significantly versus net outflows in the same quarter of the prior year. This was driven by both an increase in sales and a reduction in redemptions across almost all advisors. Money is returning to the retail managed account category and our recently reopened NWQ and Tradewinds products have stabilized our market share. Institutional managed accounts net outflows were driven largely by the redemption of one large alternative investment account of nearly $0.5 billion from Symphony, partially offset by net inflows in our Tradewinds global equity accounts and Winslow Capital growth equity offerings.
Year-to-date, retail managed accounts experienced net outflows. These outflows took place in the first quarter of 2009 and were driven by increased redemptions as a result of the challenging market environment. In addition, closed-end funds experienced net outflows year-to-date as market depreciation in the first quarter caused several of the funds to reduce leverage in order to stay within internal operating leverage ratio bands, offsetting the $0.3 billion in sales of the new funds. Offsetting these net outflows were positive net inflows in mutual funds, which were up $0.6 billion or 69% versus the prior year driven by higher sales in international value funds and a reduction of redemptions in domestic value funds.
The following table summarizes net assets under management:

Net Assets Under Management
(in millions)

	June 30,	December 31,	June 30,
	2009	2008	2008
Closed-End Funds	$41,891	$39,858	$50,095
Mutual Funds	17,329	14,688	19,064
Retail Managed Accounts	34,806	34,860	47,671
Institutional Managed Accounts	33,789	29,817	35,003

Total	$127,815	$119,223	$151,833

Assets under management ended the quarter at approximately $128 billion, a decrease of 16% versus assets under management at the end of the second quarter of 2008 but an increase of 7% versus assets under management at the end of 2008. At June 30, 2009, 49% of our assets were in municipal portfolios, 43% in equity portfolios and 8% in taxable income portfolios. At June 30, 2008, 42% of our assets were in municipal portfolios, 48% in equity portfolios and 10% in taxable income portfolios.

The following table presents the component changes in our assets under management for the three-month and six-month periods ended June 30, 2009 and 2008:

Change in Net Assets Under Management
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Gross Sales	$6,437	$5,321	$11,974	$9,575
Reinvested Dividends	107	155	177	224
Redemptions	(5,743)	(6,395)	(13,161)	(13,759)

Net Flows	801	(919)	(1,010)	(3,960)
Appreciation/(Depreciation)	11,680	(274)	9,602	(8,514)

Increase/(Decrease) in Assets	$12,481	$(1,193)	$8,592	$(12,474)

Assets under management were up $12.5 billion during the quarter as a result of both net inflows and significant market appreciation for the period. Market movement during the quarter was comprised of $8.5 billion of equity, $2.0 billion of taxable fixed-income and $1.3 billion of municipal market appreciation.
Assets under management were up $8.6 billion year-to-date as a result of market appreciation, partially offset by net outflows. Year-to-date market movement was comprised of $4.5 billion of equity, $3.4 billion of municipal and $1.7 billion of taxable fixed-income market appreciation.
Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

Investment Advisory Fees (1)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Closed-End Funds	$58,104	$67,398	$112,951	$134,708
Mutual Funds	22,465	26,866	42,756	53,170
Managed Accounts	64,350	89,671	129,741	188,816

Total	$144,919	$183,935	$285,448	$376,694

(1) Sub-advisory fee expense for the three month and six-month periods ended June 30, 2009 and 2008 were $3.6 million,
    $6.7 million, $7.0 million and $13.6 million, respectively.
Advisory fees of $144.9 million for the second quarter were down $39.0 million, or 21%, from the second quarter of the prior year. Advisory fees were down across all categories driven by lower asset levels, mainly as the result of significant market depreciation in the second half of 2008. Closed-end fund advisory fees were down $9.3 million, or 14% from the same quarter of the prior year. Advisory fees on mutual funds were down $4.4 million or 16% while managed account advisory fees were down $25.3 million or 28% for the period.

Advisory fees for the six-month period ended June 30, 2009 declined $91.2 million, or 24% versus the same period of the prior year. Similar to the second quarter, advisory fees were down across all categories driven by lower asset levels, mainly as the result of significant market depreciation. Closed-end fund fees were down $21.8 million, or 16% from the same period of the prior year. Mutual fund fees were down $10.4 million, or 20% and managed account fees declined $59.1 million or 31% from the same period of the prior year.
Product distribution revenue for the three-month and six-month periods ended June 30, 2009 and 2008 is shown in the following table:

Product Distribution
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Closed-End Funds	$229	$—	$425	$(39)
Muni/Fund Preferred®	304	1,041	1,038	2,139
Mutual Funds	(818)	(222)	(779)	(50)

Total	$(285)	$819	$684	$2,050

Product distribution revenue decreased in the second quarter due largely to a decline in MuniPreferred® and FundPreferred® fees as a result of an overall decline in ARPS outstanding due to the redemption of these shares. Mutual fund distribution revenue declined $0.6 million driven mainly by lower distribution on Class B and C shares. Partially offsetting these declines was an increase in underwriting revenue as a result of the four state closed-end fund offerings in the second quarter of 2009.
Year-to-date product distribution revenue decreased by $1.4 million, or 67% from the same period of the prior year. Similar to the second quarter, this decline was primarily driven by a decline in MuniPreferred® and FundPreferred® fees as a result of an overall decline in ARPS outstanding as a result of the redemption of these shares. Mutual fund distribution revenue declined $0.7 million due to lower distribution on Class B and C shares, partially offset by an increase in closed-end fund underwriting revenue resulting from five initial public offerings year-to-date.
Performance Fees/Other Revenue
Performance fees/other revenue consists of performance fees earned on institutional assets managed, HydePark consulting revenue and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance. Performance fees for the second quarter of 2009 were $3.7 million, down by $1.7 million from $5.4 million in the second quarter of 2008 driven by lower performance fees on Symphony accounts, partially offset by higher performance fees on Tradewinds accounts. Other revenue for the second quarter was $0.6 million, down by $0.4 million from $1.0 million for the period primarily driven by lower HydePark consulting revenue.
Year-to-date performance fees were $8.6 million, up by $1.5 million from $7.1 million in the same period of the prior year. Significantly higher performance fees on Tradewinds accounts were partially offset by lower performance fees on Symphony accounts. Year-to-date other revenue was $1.4 million, down by $0.8 million for the period resulting from lower HydePark consulting revenue.

Operating Expenses
The following table summarizes operating expenses for the three-month and six-month periods ended June 30, 2009 and 2008:

Operating Expenses
 (dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Compensation and benefits	$47,720	$75,302	$117,147	$152,324
Severance	6,620	10,228	6,695	11,672
Advertising and promotional costs	1,683	3,145	4,106	6,738
Occupancy and equipment costs	8,468	7,183	16,405	13,727
Amortization of intangible assets	16,210	16,200	32,420	32,400
Travel and entertainment	2,306	3,148	4,761	6,489
Outside and professional services	10,717	11,343	20,614	20,491
Other operating expenses	10,517	8,443	19,887	16,128

Total	$104,241	$134,992	$222,035	$259,969

Compensation and Benefits
Compensation and related benefits decreased $27.6 million during the second quarter relative to the second quarter of the prior year and $35.2 million year-to-date mainly as a result of a reduction in incentive compensation as a result of the overall decline in earnings and a reduction in staffing levels.
Occupancy and Equipment Costs
Occupancy and equipment costs increased $1.3 million for the quarter and $2.7 million year-to-date as a result of the Winslow Capital acquisition as well as an increase in depreciation expense.
Outside and Professional Services
Outside and professional services expense decreased $0.6 million for the second quarter due to a decline in consulting fees, partially offset by an increase in higher electronic data and research costs for our investment teams. Year-to-date outside and professional services expense increased $0.1 million as a result of non-recurring legal fees.
All Other Operating Expenses
All other operating expenses, including advertising and promotional costs, amortization of intangible assets, travel and entertainment, structuring fees, severance, recruiting, fund organization costs and other expenses decreased approximately $3.8 million for the second quarter and $5.6 million year-to-date. The lower spending is driven by reductions in advertising and promotional costs, travel and entertainment, severance and recruiting.
Other Income/(Expense)
Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including the gain or loss on the disposal of property.
The following is a summary of other income/(expense) for the three-month and six-month periods ended June 30, 2009 and 2008:

Other Income/(Expense)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Gains/(Losses) on Investments	$59,340	$53,728	$73,362	$(21,438)
Gains/(Losses) on Fixed Assets	—	(2)	(1)	(4)
Transaction (Expense)	(1,233)	(495)	(1,233)	(790)
Miscellaneous Income/(Expense)	1,409	(580)	1,976	(1,146)

Total	$59,516	$52,651	$74,104	$(23,378)

Included in gains/(losses) on investments is $58.1 million for the quarter and $72.5 million for the six months ended June 30, 2009 in gains on Symphony CLO V, a collateralized loan obligation managed by Symphony (“CLO V”) in which MDP owns a controlling equity interest, but the Company has no equity. Because of the MDP equity in CLO V, we are required to consolidate CLO V in our financial statements (see also “Net Income/(Loss) Due to Noncontrolling Interests,” below). In addition to the investment gains reported on the consolidated CLO, we recorded approximately $0.5 million in miscellaneous expense also as a result of the consolidation of CLO V. This $0.5 million is reflected in miscellaneous income/(expense). Also included in miscellaneous income/(expense) in the second quarter of 2009 is $3.1 million of unrealized mark-to-market gains on derivative transactions entered into as a result of the Transactions. Partially offsetting this gain is $0.3 million of Transactions-related fees.
Net Interest Expense
The following is a summary of net interest expense for the three-month and six-month periods ended June 30, 2009 and 2008:

Net Interest Expense
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Dividend and Interest Revenue	$9,934	$9,181	$19,005	$20,129
Interest Expense	(70,992)	(77,892)	(144,299)	(157,108)

Total	$(61,058)	$(68,711)	$(125,294)	$(136,979)

Net interest expense decreased $7.7 million in the second quarter of 2009 compared to the second quarter of the prior year and $11.7 million year-to-date due to less interest expense. In addition, during 2009, we incurred approximately $11.2 million less for the quarter and $27.3 million less year-to-date for realized losses and periodic payments made on the New Debt Derivatives, which are described under the section “Quantitative and Qualitative Disclosures About Mark Risk – Interest Rate Sensitivity.” We also had approximately $13.1 million less in interest expense for the quarter and $34.7 million year-to-date on our term loan, as the interest rate on that debt is floating and overall interest rates were lower during 2009. Finally, during 2009, we had approximately $6.9 million less in interest expense from the consolidation of CLO V and $10.0 million less interest expense year-to-date.

Included in dividend and interest revenue for 2009 is $8.9 million for the quarter and $16.7 million year-to-date of dividend and interest revenue from the consolidation of CLO V. For 2008, dividend and interest revenue from the consolidation of CLO V was $6.6 million for the quarter and $14.2 million year-to-date.
Net Income/Loss due to Noncontrolling Interests
CLO V, which is required to be consolidated, is a noncontrolling interest. We have no equity interest in this CLO investment vehicle and all gains and losses recorded in our financial statements are attributable to other investors. For the three and six months ended June 30, 2009, we recorded $64.2 million and $83.2 million of net income, respectively, on this investment which is offset in net income/loss attributable to noncontrolling interests.
Also included in net income/loss attributable to noncontrolling interests are equity-based, noncontrolling profits interests that have been granted to key employees at NWQ, Tradewinds, Symphony and Santa Barbara for their respective businesses. For additional information on these noncontrolling interests, please refer to “Capital Resources, Liquidity and Financial Condition — Equity” below.
Recent Accounting Pronouncements
Codification
During June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles – a Replacement of FASB Statement No. 162” (“SFAS No. 168”). SFAS No. 168 states that the FASB Accounting Standards Codificationtm (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS No. 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other grandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
Following SFAS No. 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve to only update the Codification, provide background information about the Codification’s guidance, and provide the bases for conclusions on change(s) in the Codification.
The Codification does not change U.S. GAAP. The Codification reorganizes the various U.S. GAAP pronouncements into approximately 90 accounting topics and displays them in a consistent structure for ease of research and cross-reference.
SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which became effective on November 13, 2008, identified the sources of accounting principles and framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 arranged these sources of GAAP in a hierarchy for users to apply accordingly. Once the Codification is in effect, all of its content will carry the same level of authority, effectively superseding SFAS No. 162. In other words, the “GAAP” hierarchy will be modified to include only two levels of “GAAP”; authoritative and nonauthoritative. As a result, SFAS No. 168 replaces SFAS No. 162 to indicate this change in GAAP hierarchy.

SFAS No. 167 Amendments to FASB Interpretation No. 46(R)
During June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 amends FASB Interpretation No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:
•	the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and

•
the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, the enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance.
SFAS No. 167 amends Interpretation 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. Before this Statement, Interpretation 46(R) required reconsideration of whether an enterprise is the primary beneficiary of a variable interest entity only when specific events occurred.
SFAS No. 167 also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, which was based on determining which enterprise absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.
SFAS No. 167 amends certain guidance in Interpretation 46(R) of determining whether an entity is a variable interest entity. It is possible that application of this revised guidance will change an enterprise’s assessment of which entities with which it is involved are variable interest entities.
SFAS No. 167 amends Interpretation No. 46(R) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.
Under Interpretation 46(R), a troubled debt restructuring as defined in paragraph 2 of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” was not an event that required reconsideration of whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 eliminates that exception.
Finally, SFAS No. 167 amends Interpretation 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.
SFAS No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. SFAS No. 167 will be effective for Nuveen Investments on January 1, 2010. The Company is currently evaluating the impact of SFAS No. 167 to its financial statements.
SFAS No. 165 – Subsequent Events
During May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are “available to be issued” (as defined in SFAS No. 165). SFAS No. 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date.
SFAS No. 165 observes that there are two varieties of subsequent events: (1) events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet (called “recognized” subsequent events), and (2) events that provide evidence about conditions that did not exist at the date of the balance sheet, but arose after that date (called “non-recognized” subsequent events). The standard states that companies should recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. For example, the settlement of litigation (after the balance sheet date, but before the date the financial statements are issued or available to be issued) falls within this category of subsequent events where the events that “gave rise” to the litigation had taken place before the balance sheet date. Conversely, a company does not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date, but instead arose after the balance sheet date and before the date on which financial statements are issued or are available to be issued. Examples of this type of subsequent event include sales of investments or business combinations. Finally, SFAS No. 165 states that some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being characterized as being misleading. With respect to this type of subsequent event, a company would be required to disclose: (1) the nature of the event, and (2) an estimate of its financial effect or an affirmative statement that such an estimate cannot be made.
The FASB states that this standard should not result in significant changes in subsequent events that an entity reports – either through recognition or disclosure – in its financial statements. SFAS No. 165 has an “accelerated” effective date; it will apply with respect to interim or annual reporting periods ending after June 15, 2009. We have complied with the disclosure requirements of SFAS No. 165 in this quarterly financial statement filing on Form 8-K for the six months ended June 30, 2009. There were no events occurring subsequent to June 30, 2009 fitting the criteria of SFAS No. 165 that needed to be reflected on our statement of financial position or results of operations for the six months ended June 30, 2009.
FASB Staff Positions on Fair Value
On April 9, 2009, the FASB issued three final Staff Positions intended to provide additional application guidance and enhance disclosures regarding the fair value measurements and impairment of securities. This additional application guidance was needed to clarify the application of Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”), to fair-value measurements in the current market environment, modify the recognition of other-than-temporary impairment of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Company has adopted these Staff Positions for the interim financial statements for the six month period ended June 30, 2009.
The following describes each of the Staff Positions.
FSP FAS 157-4
FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP FAS 157-4 relates to determining fair values when there is no active market or where price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement – to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
FSP FAS 107-1 and APB 28-1
FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (“FSP FAS 107-1 / APB 28-1”), enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 107-1 / APB 28-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
FSP FAS 115-2 and FAS 124-2
FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 / FAS 124-2”), provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP FAS 115-2 / FAS 124-2 is intended to bring greater consistency on the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
Capital Resources, Liquidity and Financial Condition
Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our principal sources of liquidity are cash flows from operating activities and borrowings under our senior secured credit facilities and long-term notes.
In connection with the MDP Transactions, we significantly increased our level of debt. As of June 30, 2009 we had outstanding approximately $3.8 billion in aggregate principal amount of indebtedness and had limited additional existing borrowing capacity.
During July 2009, we obtained a new $450 million six-year, second-lien term loan facility with a fixed interest rate of 12.5%. A fee of 10% of the principal amount of the new term loans was paid ratably to the new lenders. The new term loans were made under our amended senior secured credit facility described below. We have escrowed proceeds from our new term loans to retire our 5% senior unsecured notes due 2010 (discussed below) at maturity. The remaining net proceeds from the new term loans were used to pay down a portion of our existing $2.3 billion first-lien term loans.
Also in July 2009, the Company funded $52 million into a recently created, secular trust as part of a newly established a multi-year Mutual Fund Incentive Program for certain of its employees. The trust acquired shares of Nuveen mutual funds supporting the awards of these mutual fund shares under this new incentive program. This new incentive program is subject to vesting.
Senior Secured Credit Facilities
In connection with the MDP Transactions, we entered into a senior secured credit facility, consisting of a $2.3 billion first-lien term loan facility and a $250 million secured revolving credit facility. The $2.3 billion borrowed under the term loan facility was part of the financing used to consummate the Transactions. During November 2008, we drew down the full $250 million revolving credit facility due to concerns over counterparty risk as a result of the severely deteriorating global credit market conditions.

The $250 million in proceeds from the revolving credit facility are included in the $349 million of “Cash and cash equivalents” on our June 30, 2009 consolidated balance sheet. These borrowings under our senior secured credit facility, other than the new term loans made in July 2009 described above (the “Additional Loans”), bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under our senior secured credit facilities, we are required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum.
All obligations under our senior secured credit facilities are guaranteed by Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under our senior secured credit facilities and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien or second-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first-lien or second-lien basis by substantially all other present and future assets of Nuveen Investments and each guarantor, except that the Additional Loans are secured by the same assets on a second-lien basis.
The first-lien term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013 and the Additional Loans mature July 31, 2015.
We are required to make quarterly payments under the first-lien term loan facility in the amount of $5,787,500 beginning on June 30, 2008. Our senior secured credit facilities permit all or any portion of the loans outstanding to be prepaid at par, except that the Additional Loans may only be voluntarily prepaid with specified premiums prior to July 31, 2014.
Our senior secured credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change the line of business, change the fiscal year, or engage in certain transactions with affiliates. The senior secured credit facilities contain a financial covenant that will prohibit the borrower from exceeding a specified ratio of (1) funded senior secured indebtedness less unrestricted cash and cash equivalents to (2) consolidated adjusted EBITDA, as defined under our senior secured credit facilities. The senior secured credit facilities also contain customary events of default.
Senior Unsecured Notes
Also in connection with the MDP Transactions, we issued $785 million of senior unsecured notes (the “Senior Notes”). The Senior Notes mature on November 15, 2015 and pay a coupon of 10.5% based on par value, payable semi-annually on May 15 and November 15 of each year. We received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were part of the financing that was used to consummate the MDP Transactions. From time to time, we may, in compliance with the covenants under our senior secured credit facilities and the indenture for the Senior Notes, redeem, repurchase or otherwise acquire for value the Senior Notes.
Obligations under the Senior Notes are guaranteed by Parent and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries (excluding subsidiaries that are broker dealers) that guarantee the debt under our senior secured credit facilities. These subsidiary guarantees are subordinated in right of payment to the guarantees of the senior secured credit facilities.
Senior Term Notes
On September 12, 2005, we issued $550 million of senior unsecured notes, consisting of $250 million of 5-year notes and $300 million of 10-year notes of which the majority remain outstanding. We received approximately $544.4 million in net proceeds after discounts. The 5-year senior term notes bear interest at an annual fixed rate of 5.0%, payable semi-annually on March 15 and September 15 of each year. The 10-year senior term notes bear interest at an annual fixed rate of 5.5%, payable semi-annually also beginning March 15, 2006. The net proceeds from the notes were used to refinance outstanding debt. The costs related to the issuance of the senior term notes were capitalized and are being amortized to expense over their respective terms. From time to time, we may, in compliance with the covenants under our senior secured credit facilities and the indentures for the Senior Notes and these notes, redeem, repurchase or otherwise acquire for value these notes.
During the fourth quarter of 2008, we repurchased $17.8 million (par value) of our $250 million 5-year notes. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount for principal. As a result, we recorded a $9.5 million gain on early extinguishment of debt during the fourth quarter of 2008. This gain is reflected in “Other Income/(Expense)” on our consolidated statement of income for the year ended December 31, 2008.
During the first quarter of 2009, we repurchased $9.5 million (par value) of our $250 million 5-year notes. Of the $5.2 million in total cash paid, approximately $7 thousand was for accrued interest, with the remaining amount for principal. As a result, we recorded a $4.3 million gain on the early extinguishment of debt. The net gain recorded by the Company was approximately $4.3 million and is reflected in “Other income/(expense)” on our consolidated statement of income for the six months ended June 30, 2009.
Adequacy of Liquidity
We believe that funds generated from operations and existing cash reserves will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future. Our ability to continue to fund these items and to service debt may be affected by general economic, financial, competitive, legislative, legal and regulatory factors and by our ability to refinance or repay outstanding indebtedness with scheduled maturities beginning in November 2013. On April 1, 2009, Moody’s Investor Service lowered our corporate family rating to Caa1, and the rating for our senior secured credit facilities to B3, and the rating for our senior unsecured notes to Caa3. In addition, on April 1, 2009, Standard and Poor’s Ratings Services lowered our local currency long-term counterparty credit rating to B-. While these ratings downgrades have not affected our financial condition, results of operations or liquidity, they could make it more difficult for us to obtain financing in the future. In the event that we are unable to repay any of our outstanding indebtedness as it becomes due, we might need to explore alternative strategies for funding, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, securing alternative sources of funding might not be feasible which could result in further adverse effects on our financial condition.
As noted above, our senior secured credit facilities include a financial maintenance covenant requiring us to maintain a maximum ratio of senior secured indebtedness to adjusted EBITDA. As of June 30, 2009, this maximum ratio was 6.00:1.00. As of June 30, 2009, we were in compliance with this covenant, as our actual ratio of senior secured indebtedness to adjusted EBITDA was 5.58:1.00. On a pro-forma basis, after giving effect to the incurrence of the Additional Loans and the application of the net proceeds thereof in July 2009, this ratio as of June 30, 2009 would have been 4.60:1.00. In addition, as of June 30, 2009, we were in compliance with all other covenants and other restrictions under our debt agreements.

Equity
As part of the NWQ acquisition, key individuals of NWQ purchased a noncontrolling, member interest in NWQ Investment Management Company, LLC. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2004 and continuing through 2008, we had the right to purchase the noncontrolling members’ respective interests in NWQ at fair value. During the first quarter of 2008, we exercised our right to call all of the remaining Class 4 noncontrolling members’ interests for $23.6 million. As of March 31, 2008, we had repurchased all member interests outstanding under this program.
As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent five years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third vested on June 30, 2008, and one third vested on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third vested on June 30, 2007, and one third vested on June 30, 2009. The Class 6 Units vested on June 30, 2009. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels and the distributions of profits interests are also subject to a cap in each year. During the six months ended June 30, 2008, approximately $0.1 million of income was attributable to these noncontrolling interests. For the six months ended June 30, 2009, approximately $29 thousand of income was attributable to these noncontrolling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Units of the noncontrolling members. During the first quarter of 2008, we exercised our right to call 100% of the Class 2 Units for approximately $30.0 million. Through June 30, 2009, there have been no further calls of these Units.
During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vested or vest on June 30, 2007, 2008, 2009, 2010 and 2011. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. During the six months ended June 30, 2009 and 2008, we recorded approximately $0.7 million and $0.8 million, respectively, of income attributable to these noncontrolling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Interests of the noncontrolling members. During the first quarter of 2008, we exercised our right to call all of the Class 7 Interests outstanding for approximately $31.3 million. During the first quarter of 2009, we exercised our right to call all the Class 8 Interests for approximately $18.2 million. Through June 30, 2009, there have been no further calls on these Interests.
Broker/Dealer
Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards. (See Note 4, “Net Capital Requirement,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1).
Forward-Looking Information and Risks
From time to time, information we provide or information included in our filings with the SEC (including Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K and the notes to the Consolidated Financial Statements) may contain statements that are not historical facts, but are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management’s expectations and opinions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below and elsewhere in this report. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements, whether as a result of new information, future events or any other reason.
Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, and/or profit margins to decline include: (1) the adverse effects of declines in securities markets and/or poor investment performance by us; (2) adverse effects of volatility in the equity markets and disruptions in the credit markets, including the effects on our assets under management as well as on our distribution partners; (3) the effect on us of increased leverage as a result of our incurrence of additional indebtedness in connection with the Transactions and the second-lien term loans used by us in July 2009, including that our business may not generate sufficient cash flow from operations or that future borrowings may not be available in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs; (4) our inability to access third-party distribution channels to market our products or a reduction in fees we might receive for services provided in these channels; (5) the effects of the substantial competition that we face in the investment management business; (6) a change in our asset mix to lower revenue generating assets; (7) a loss of key employees; (8) the effects on our business and financial results of the failure of the auctions beginning in mid-February 2008 of the approximately $15.4 billion of auction rate preferred stock (“ARPS”) issued by our closed-end funds (which has resulted in a loss of liquidity for the holders of these ARPS) and our and the funds’ efforts to obtain financing to redeem the ARPS at their par value of $25,000 per share and the effects of any regulatory activity or litigation relating thereto; (9) a decline in the market for closed-end funds, mutual funds and managed accounts; (10) our failure to comply with various government regulations, including federal and state securities laws, and the rules of the Financial Industry Regulatory Authority; (11) the impact of changes in tax rates and regulations; (12) developments in litigation involving the securities industry or us; (13) our reliance on revenues from our investment advisory contracts which generally may be terminated on sixty days notice and, with respect to our closed-end and open-end funds, are also subject to annual renewal by the independent board of trustees of such funds; (14) adverse public disclosure, failure to follow client guidelines and other matters that could harm our reputation; (15) future acquisitions that are not profitable for us; (16) the impact of accounting pronouncements; and (17) any failure of our operating personnel and systems to perform effectively.

Quantitative and Qualitative Disclosures About Market Risk
Market Risk
The following information, and information included elsewhere in this report, describes the key aspects of certain financial instruments that have market risk.
Interest Rate Sensitivity
Although we have sought to mitigate our interest rate risk as discussed hereafter, our obligations under the Credit Facility will expose our earnings to changes in short-term interest rates since the interest rate on this debt is variable. At June 30, 2009, the aggregate principal amount of our indebtedness was approximately $3.8 billion, of which approximately $2.5 billion is variable rate debt and approximately $1.3 billion is fixed rate debt. For our variable rate debt, we estimate that a 100 basis point (one percentage point) increase in variable interest rates would have resulted in a $25.4 million increase in annual interest expense; however, it would not be expected to have a substantial impact on the fair value of the debt at June 30, 2009. A change in interest rates would have had no impact on interest incurred on our fixed rate debt or cash flow, but would have had an impact on the fair value of the debt. We estimate that a 100 basis point increase in interest rates from the levels at June 30, 2009 would result in a net decrease in the fair value of our debt of approximately $29.4 million.
The variable nature of our obligations under the Credit Facility creates interest rate risk. In order to mitigate this risk, we entered into nine interest rate swap derivative transactions and one collar derivative transaction (collectively, the “New Debt Derivatives”) that effectively convert $2.3 billion of our new variable rate debt into fixed-rate borrowings or borrowings that are subject to a maximum rate. The New Debt Derivatives are not accounted for as hedges for accounting purposes. For additional information see Note 7, “Derivative Financial Instruments,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1. At June 30, 2009 the fair value of the New Debt Derivatives was a liability of $78.7 million. We estimate that a 100 basis point change in interest rates would have a $28.8 million impact on the fair value of the New Debt Derivatives.
Our investments consist primarily of company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, we periodically invest in new advisory accounts to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying securities in the sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of our investments in fixed-income funds or accounts which expose us to interest rate risk, was approximately $42.0 million (which excludes Symphony CLO V), at June 30, 2009. We estimate that a 100 basis point increase in interest rates from the levels at June 30, 2009 would result in a net decrease of approximately $3.8 million in the fair value of the fixed-income investments at June 30, 2009. A 100 basis point increase in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management’s view of future market changes.
Equity Market Sensitivity
As discussed above in the “Interest Rate Sensitivity” section, we invest in certain company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of our investments in funds and accounts subject to equity price risk is approximately $62.6 million at June 30, 2009. We estimate that a 10% adverse change in equity prices would result in a $6.3 million decrease in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.

We do not enter into foreign currency transactions for speculative purposes and currently have no material investments that would expose us to foreign currency exchange risk.
In evaluating market risk, it is also important to note that most of our revenue is based on the market value of assets under management. Declines of financial market values will negatively impact our revenue and net income.
Inflation
Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the periods ended June 30, 2009 and 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 7, 2009	NUVEEN INVESTMENTS, INC.

	By:	/s/ John L. MacCarthy

Name: John L. MacCarthy
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the periods ended June 30, 2009 and 2008.